Exhibit 15.1

Aetna Inc.
Hartford, Connecticut

Re:           Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 28, 2011, July 27, 2011 and October 27, 2011 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Hartford, Connecticut
December 2, 2011